Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-) pertaining to the Deferred Compensation Plan of Warner Music Group Corp. of our reports dated November 17, 2010, with respect to the consolidated financial statements and schedule of Warner Music Group Corp. and the effectiveness of internal control over financial reporting of Warner Music Group Corp. included in its Annual Report (Form 10-K) for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP November 17, 2010 New York, New York